Exhibit 15.1


                    ACKNOWLEDGEMENT OF INDEPENDENT AUDITORS


To the Shareholders

Overseas Shipholding Group, Inc.

          We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Overseas Shipholding Group, Inc. for the registration of the securities listed on the cover page of the Prospectus, aggregating $500,000,000 of our reports dated May 8, 2003, August 6, 2003 and October 29, 2003 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. that are included in its Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

                                          /s/ Ernst & Young LLP




New York, New York
January 12, 2004